                                           Filed Pursuant to  Rule 424(b)(3)
                                           Registration No.  333-23677

                                  Supplement
                                      to
                        Prospectus dated May 16, 1997


      Change in Selling Shareholders. Cherry Tree Ventures III, a Minnesota limited partnership and the holder of 49,520 shares of the Common Stock of United States Surgical Corporation which are the subject of the Prospectus dated May 16, 1997, may make a distribution of a part of such shares to its partners prior to their sale. Shares so distributed may subsequently be offered and sold by individual partners subject to the terms and conditions of the Prospectus. The identities of such partners and number of shares to be distributed and subsequently offered and sold by each are as follows: Bell Atlantic Master Pension Trust - 3,428, Policeman's Annuity & Benefit Fund-City of Chicago - 1,143, Dayton Hudson Corp. - 2,286, Pitt & Co. - 1,143, Anton J. Christianson - 4,125, Delaware State Employees Retirement Fund - 11,427, Horsley Bridge Fund L.L.P. - 6,857, Gordon F. Stofer - 4,125, U.S. West Pension Trust - 5,714, University of Minnesota Foundation - 3,428, Robert J. Keith, Jr. - 446 and Andrew M. Hunter III - 446.

      This Prospectus also covers certain sales by donees and pledgees of the selling shareholders named in the Prospectus.


                        Supplement Dated June 24, 1997